Exhibit 21

ENCORIUM GROUP, INC.

Names of All Subsidiaries

Encorium Oy

Encorium Sweden AB

Encorium Denmark ApS

Encorium Estonia OU

Encorium Romania SRL

Encorium Poland Sp.z.o.o.

UAB Encorium Lithuania

Encorium Group Ltd. UK